EXHIBIT 99.1

Contact:	Jim McCarty
Vice President and Chief Financial Officer
540-955-2510
jmccarty@bankofclarke.com

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES THIRD

QUARTER RESULTS AND QUARTERLY DIVIDEND

BERRYVILLE, Va., October 19 – Eagle Financial Services, Inc., the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, announces financial results for the quarter and nine months ended September 30, 2007 and a quarterly dividend. The Company’s common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.

The Company’s net income for the first nine months of 2007 was $4.0 million, which represents a decrease of $0.5 million or 11% from net income of $4.5 million for the first nine months of 2006. The Company’s net income for the third quarter of 2007 was $1.3 million, which is a decrease of $0.1 million from net income of $1.4 million for the third quarter of 2006. Diluted earnings per share were $1.30 and $1.46 for the first nine months of 2007 and 2006, respectively, which represents a decrease of $0.16 or 11%. Diluted earnings per share were $0.42 and $0.45 for the third quarter of 2007 and 2006, respectively. Net interest income was $12.8 million for the first nine months of 2007 as compared to $13.2 million during the same period of 2006, which represents a decrease of $0.4 million or 3%. Net interest income was $4.4 million for the third quarter of 2007 as compared to $4.3 million during the same period of 2006, which represents an increase of $0.1 million or 2%. Noninterest income was $4.7 million and $4.0 million for the first nine months of 2007 and 2006, respectively, which represents an increase of $0.7 million. Noninterest income was $1.6 million and $1.4 million for the third quarter of 2007 and 2006, respectively, which represents an increase of $0.2 million. Noninterest expenses were $11.6 million and $10.6 million for the first nine months of 2007 and 2006, respectively, which represents an increase of $1.0 million. Noninterest expenses were $4.1 million and $3.7 million for the third quarter of 2007 and 2006, respectively, which represents an increase of $0.4 million.

Total assets of the Company were $506.2 million at September 30, 2007, which represents an increase of $15.2 million or 3% from $491.0 million at September 30, 2006 and a decrease of $6.8 million or 1% from $513.0 million at December 31, 2006. Total loans were $387.0 million at September 30, 2007, which represents an increase of $11.1 million or 3% from $375.9 million at September 30, 2006 and an increase of $1.0 million from $386.0 million at December 31, 2006. Total deposits were $386.5 million at September 30, 2007, which represents an increase of $8.8 million or 2% from $377.7 million at September 30, 2006 and a decrease of $11.0 million or 3% from $397.5 million at December 31, 2006.

A dividend of $0.16 per share will be paid on November 15, 2007 to shareholders of record as of November 1, 2007. This is the same per share dividend that was paid on November 15, 2006. This dividend of $0.16 per share results in a total dividend of $0.64 per share during 2007. The Company’s total dividend was $0.60 per share for 2006 as compared to $0.50 per share for 2005.

This press release may contain “forward-looking statements,” as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by the Company in conjunction with other factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements. Consequently, all forward-looking statements made herein are qualified by the risk factors and other cautionary language in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other reports filed with and furnished to the Securities and Exchange Commission.